Exhibit 21.0

SUBSIDIARIES

NAME	JURISDICTION OF INCORPORATION
FSI International, Ltd.	Guam
SCD Mountain View, Inc.	Minnesota
Semiconductor Systems, Inc.	California

*
FSI International, Inc. also owns interests in Metron Technology B.V. (21.8%) and m•FSI, Ltd. (49%).